Exhibit 10.16(a)



                               September 23, 1996


                                                   Miami Computer Supply, Inc.
                                                   3884 Indian Ripple Road
                                                   Dayton, Ohio  45440


                               VIA CERTIFIED MAIL
                            RETURN RECEIPT REQUESTED

Michael E. Peppel
10317 Blackbirch Drive
Centerville, Ohio  45458

        Re:    Employment Agreement

Dear Mike:

        Pursuant to Section VI of the Employment Agreement dated May 30, 1996 ("Agreement") by and between Miami Computer Supply, Inc. and Michael E. Peppel, we hereby propose to amend the Agreement as follows:

        Section III.A. shall be deleted in its entirety and replaced with:

        "A. A business plan dated September 3, 1996 ("Plan") for the fiscal years 1996 through 1999 has been approved by the Board of Directors. Executive shall be paid a base salary ("Base Salary") which will be increased based on whether, beginning in 1998, the Company meets the targeted pretax income for the prior fiscal year as set forth in the Plan, as follows: In fiscal 1997, the Base Salary shall be $10,871; in fiscal 1998, (i) if the Company does not meet the targeted pretax income for 1997 under the Plan, Executive's Base Salary for 1998 shall be the product of his Base Salary for 1997 multiplied by 1.06; or (ii) if the Company meets the targeted pretax income for 1997 under the Plan, Executive's Base Salary for 1998 shall be the product of his Base Salary for 1997 multiplied by 1.33; in fiscal 1999, (i) if the Company does not meet the targeted pretax income for 1998 under the Plan, Executive's Base Salary for 1999 shall be the product of his Base Salary for 1998 multiplied by 1.06; or (ii) if the Company meets the targeted pretax income for 1998 under the Plan, Executive's Base Salary for 1999 shall be the product of his Base Salary for 1998 multiplied by 1.25."

Michael E. Peppel
September 23, 1996
Page 2



        "B. In addition to the Base Salary, a bonus will be paid to Executive of nine percent (9%) of pretax profits before employee profitsharing or any other bonuses, which amount shall not, beginning in year 1997, exceed in any year the amount of his Base Salary. Sixty percent (60%) of such bonus shall be paid quarterly. Executive will, if he is required to move his residence to Dayton, Ohio, be reimbursed or advanced the expense of his relocation by the Company upon presentation of documentation of such expenditures."

        If you agree to the above amendment, please so signify by executing this letter in the space provided below and returning the copy of the executed letter to me as soon as possible.

                                                    Sincerely,

                                                    /s/Albert L. Schwarz

                                                    Albert L. Schwarz
                                                    President


Accepted and Agreed this 25th day of October, 1996.


/s/Michael E. Peppel
--------------------
Michael E. Peppel